UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 12, 2012
Andatee China Marine Fuel Services Corporation
(Exact name of registrant as specified in its charter)
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Delaware	001-34608	80-0445030
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

Dalian Ganjingzi District, Dalian Wan Lijiacun
Unit C, No. 68 West Binhai Road, Xigang District Dalian
People’s Republic of China
(Address of Principal Executive Office) (Zip Code)

011 (86411) 8360 4683
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers’ Compensatory Arrangements of Certain Officers

(b)(c)           Wen Tong, the Chief Financial Officer of Andatee China Marine Fuel Services Corporation (the “Company”), tendered his resignation as the Company’s CFO effective January 12, 2012. Wen Tong’s departure was not due to any disagreement with the Company, but due to his intention to pursue other professional and personal opportunities. The Company is thankful to him for his service and dedication as the Company’s CFO and wishes his success in his future endeavors. He will continue to serve as a member of the Company’s Board of Directors (the “Board”).

Also effective as of January 12, 2012, the Board appointed Haipeng Wang, 32,  as the Company’s Chief Financial Officer. He had previously worked at several state-owned and Hong Kong Stock Exchange trading public companies. Namely, from December 2010 to December 2011, he held the position of Finance Manager at Atom Capital Limited, a private equity company, in Shanghai, PRC. Prior to that, from November 2009 to November 2010, he held the position of Finance Manager at Shanghai Drexler Architectural Design Co., Ltd., also in Shanghai, PRC. From November 2003 to June 2009, he held the position of Finance Manager at  Hua Xing New World Auto Services Co., Ltd., a joint venture company and HK Stock Exchange listed company.  Mr. Wang holds a post-graduate certificate from the Research Institute for Fiscal Science (Ministry of Finance, PRC) and a Bachelor’s degree in Accounting from Northeast Forestry University, PRC (2000). He is also a qualified Senior International Finance Manager.

There is no arrangement or understanding between Haipeng Wang and any other persons pursuant to which he was appointed as discussed above; nor are there any family relationships between Mr. Wang and any executive officers and directors. Further, there are no transactions involving the Company and such persons which transaction would be reportable pursuant to Item 404(a) of Regulation S-K promulgated under the Securities Act of 1933, as amended.

Item 9.01	Financial Statements and Exhibits.

(d)           Exhibits.

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Andatee China Marine Fuel Services Corporation

By:	/s/ An Fengbin
Chief Executive Officer

Date:           January 13, 2012